Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Allyson Curtis
The Red Consultancy
(212) 529-8474

allyson.curtis@redconsultancy.com

Dr. Klaus Brandt Named Lithium Technology Corporation Chief Executive Officer

PLYMOUTH MEETING, PA, May 21, 2007 – Battery industry expert Dr. Klaus Brandt has been appointed to head Lithium Technology Corporation (“LTC”) (OTC: LTHU) effective May 18, 2007. The Company, a global provider of large lithium-ion rechargeable power solutions, announced today that the board of directors has unanimously voted for Brandt to take the lead role as the chief executive officer.

“We are extremely excited about the appointment of Klaus as the CEO of LTC, and the board believes that he is the right person to drive the Company forward,” commented Arif Maskatia, LTC board director. “For the past two years Klaus has been an integral part of the management team and we are confident that he will successfully lead the Company through the rapid growth, challenges and opportunities ahead.”

Previously, Brandt served as the executive vice president of LTC and managing director of LTC’s subsidiary GAIA Akkumulatorewerke. With over 25 years of experience in management, R&D and manufacturing of advanced batteries, Dr. Brandt will use his extensive market knowledge and expertise in lithium ion batteries to lead the Company.

“I am honored that the board of directors has the confidence in me to lead LTC through what is the most exciting time for the Company,” commented Brandt. “I believe in the prospects of the Company, and I look forward to working together with the board and management to ensure a successful future and to maximize value for our shareholders.”

Prior to joining LTC in 2005, Dr. Brandt held senior positions with leading energy companies including management positions at Duracell (US), VARTA (Germany) and co-founded and headed Moli Energy (Canada). He also served as the managing director and as a member of the Executive Board (Vorstand) for a German based company Ionity AG.

Dr. Brandt holds a Doctorate of Natural Science from the Technical University of Munich and a Masters degree in physics from the University of Goettingen. He resides in Dresden with his wife and daughter.

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About Lithium Technology Corporation: Lithium Technology Corporation (LTC) is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 20 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to 100,000 times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

LTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com .

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.